Registration No. 333-230468

As filed with the Securities and Exchange Commission on April 23, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERVIEW FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3901 North Front Street Harrisburg, Pennsylvania 17110 (717) 957-2196	Brett D. Fulk, CEO 3901 North Front Street, Harrisburg, Pennsylvania 17110 717-957-2196
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

Kimberly J. Decker

Barley Snyder LLP

126 East King Street

Lancaster, PA 17602-2893

(717) 299-5201

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering
Common Stock, no par value	(1)
Preferred Stock, no par value	(1)
Debt Securities	(1)
Warrants	(1)
Primary Offering Total			$23,000,000.00(3)	(5)
Secondary Offering
Common Stock, no par value	1,551,789(2)
Secondary Offering Total	1,551,789	$11.05	$17,147,268.45(4)	(5)
Total			$40,147,268.45	(5)

(1)

There are being registered hereunder an indeterminate number of shares of common stock, preferred stock, debt securities and warrants that may be issued by the registrant at various times and at indeterminate prices, with a total offering price not to exceed $23,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, the securities being registered hereunder include the following:

•

such indeterminate number of shares of common stock as may be issuable by the registrant upon conversion or exchange of any preferred stock, debt securities or warrants issued under this registration statement;

•

such indeterminate number of shares of preferred stock as may be issuable by the registrant upon conversion or exchange of any preferred stock, debt securities or warrants issued under this registration statement;

•

an indeterminable principal amount of debt securities of the registrant as may be sold from time to time by the registrant; provided that if any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $23,000,000, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement; the debt securities being registered hereunder include such indeterminate principal amount of debt securities as may be issuable by the registrant upon conversion or exchange of any warrants issued under this registration statement; and

•

an indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities of one or more series; the warrants being registered hereunder include such indeterminate number of warrants as may be issuable by the registrant upon conversion or exchange of any preferred stock or debt securities issued by the registrant under this registration statement.

In no event will the aggregate offering price of all securities issued by the registrant from time to time pursuant to this registration statement exceed $23,000,000, excluding accrued interest, if any, on any debt securities issued under this registration statement.

(2)

Represents shares offered by the selling shareholders, consisting of (i) 1,348,809 shares of non-voting common stock, no par value, that are convertible, on a one for one basis, into shares of voting common stock, and (ii) 202,980 shares of voting common stock. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common stock that become issuable by reason of any stock dividend, stock split or other similar transaction.

(3)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $40,147,268.45. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the common stock as reported on the NASDAQ Stock Market on March 18, 2019.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 22, 2019.

RIVERVIEW FINANCIAL CORPORATION

3901 North Front Street

Harrisburg, Pennsylvania 17110

(717) 957-2196

$23,000,000

of

Common Stock

Preferred Stock

Debt Securities

Warrants

1,551,789 Shares of Common Stock

Offered by Selling Shareholders

We may offer and sell up to $23,000,000, in the aggregate, of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities. In addition, selling shareholders may offer up to 1,551,789 shares of our common stock from time to time in connection with one or more offerings. We will not receive any proceeds from the sale of common stock by the selling shareholders. We have paid the fees and certain expenses incident to the registration of the shares of common stock for sale by the selling shareholders.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. Depending on the method of distribution, a prospectus supplement may also be required in connection with certain sales of common stock by the selling shareholders. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We or the selling shareholders may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in our securities involves risks. See the “Risk Factors” on page 4 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RIVE.” On March 14, 2019, the last reported sale price of our common stock on Nasdaq was $11.05 per share. As of March 14, 2019, the aggregate market value of our outstanding voting and non-voting common stock held by non-affiliates was approximately $98.2 million, based on 9,149,819 shares of outstanding voting and non-voting common stock, of which approximately 8,883,912 shares were held by non-affiliates, and a per share price of $11.05 based on the closing sale price of our common stock on March 14, 2019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2019.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we and selling shareholders may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information; Incorporation by Reference.” You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document.

This prospectus only provides you with a general description of the securities we and selling shareholders may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

• the type and amount of securities that we propose to sell;

• the initial public offering price of the securities;

• the names of any underwriters or agents through or to which we will sell the securities;

• the compensation of those underwriters or agents; and

• information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update, change or supersede the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, any free writing prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

Riverview Financial Corporation (“Riverview”) files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.riverviewbankpa.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference into this prospectus the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) after the effectiveness of such registration statement and prior to the termination of the offering of the securities described in this prospectus (other than any documents, portions of documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 001-38627.

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2019;

•	Our Current Reports on Form 8-K filed with the SEC on January 2, 2019, January 17, 2019 (as amended on March 15, 2019), February 4, 2019, March 1, 2019, March 4, 2019 and March 19, 2019; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on August 9, 2018, as amended.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost. Requests for documents should be directed to: Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110 or (717) 957-2196.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it may contain information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange

Act. We may also include forward-looking statements in other statements that we make. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements.

Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only Riverview’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in this prospectus.

RISK FACTORS

The business of Riverview and its banking subsidiary, Riverview Bank, involves significant risks, and the ones we consider material are described below. Additional risks may arise in the future, and risks that we currently do not consider material may impact our operations. Management’s ability to analyze and manage these and other risks could affect our future financial results. If any of the events or circumstances described below materialize, our financial condition or results of operations could suffer and the market price of our securities could decline. Therefore, you should carefully read and consider these risk factors, together with all the other information contained in this prospectus or incorporated by reference herein, before you decide to invest in our securities.

Risks Related to our Business

Economic downturns and the composition of our loan portfolio subject us to credit risk.

Economic downturns and the composition of our loan portfolio subject us to credit risk. National, regional and local economic conditions can impact our loan portfolio. For example, an increase in unemployment, a decrease in real estate values or changes in interest rates, as well as other factors, such as a substantial decline in the stock market, could weaken the economies of the communities we serve. Weakness in the market areas we serve may depress our earnings and consequently our financial condition because:

•	borrowers may not be able to pay interest on, and repay their principal of, outstanding loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	demand for loans, as well as other products and services we offer, may decline.

Approximately $660.1 million, or 73.9%, of our loan portfolio was in commercial loans, commercial mortgage loans, and construction loans at December 31, 2018. Commercial loans, commercial mortgage loans and construction loans generally involve a greater degree of credit risk than residential mortgage loans and consumer loans because they typically have larger balances to single borrowers or groups of related borrowers compared to residential mortgage loans, meaning, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan, and are more likely to be affected by adverse conditions in the economy. In addition, because payments on these loans often depend on the successful operation and management of businesses and properties and the income stream of the borrowers, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate markets, adverse economic conditions or changes in government regulation. In addition, the collateral securing these loans may not be sold as easily as residential real estate, and if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and would adversely affect our earnings and financial condition.

If we experience loan losses in excess of our allowance for loan losses, our earnings will decrease.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. There is no assurance that our allowance for loan losses will be sufficient to absorb actual loan losses or that we will not experience significant losses in our loan portfolio that may require significant increases to the allowance for loan losses in the future.

Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting asset values and unexpected problems affecting the creditworthiness of our borrowers.

The allowance for loan losses is recorded as a reduction to loans on our consolidated balance sheet and the reserve for unfunded lending commitments is included in other liabilities on our consolidated balance sheet. While we believe that our allowance for loan losses as of December 31, 2018 is sufficient to cover inherent losses in the loan portfolio on that date, we may need to increase the provision for loan losses due to changes in the risk characteristics of the loan portfolio or general economic conditions, thereby negatively impacting our results of operations.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date. Management’s estimate of losses inherent in the loan portfolio is dependent on the proper application of its methodology for determining our allowance needs. The most critical judgments underpinning that methodology include: the ability to identify potential problem loans in a timely manner; proper collateral valuation of loans evaluated for impairment; proper measurement of allowance needs for pools of loans evaluated for impairment; and an overall assessment of the risk profile of the loan portfolio and the macro and micro economic conditions existing nationally, regionally and locally in the markets we serve.

We determine the appropriate level of the allowance for loan losses based on many quantitative and qualitative factors, including, but not limited to: the size and composition of the loan portfolio; changes in risk ratings; changes in collateral values; delinquency levels; historical losses; and economic conditions. In addition, as the loan portfolio grows, it will generally be necessary to increase the allowance for loan losses through additional provisions for loan losses, which will negatively impact our operating results during the financial period in which additional provisions are made.

If our assumptions and judgments regarding such matters prove to be inaccurate, our allowance for loan losses might not be sufficient, and we may need to make additional provisions for loan losses. Depending on the amount of such provisions for loan losses, the adverse impact on our earnings could be material.

Furthermore, banking regulators may require us to make additional provisions for loan losses or otherwise recognize further loan charge-offs or impairments following their periodic reviews of our loan portfolio, underwriting procedures and allowance for loan losses. Any increase in the allowance for loan losses or loan charge-offs as required by such regulatory agencies could have a material adverse effect on our financial condition and results of operations.

In June 2016, the Financial Accounting Standards Board issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and to record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of loan losses. For public business entities that are SEC filers, this guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Although the actual impact of the application of the CECL model on us is not yet known, we believe that the application of the CECL model at the end of 2019 will likely result in an increase to our allowance for loan losses, which will also adversely impact our capital position.

Changes in real estate values may adversely impact loans made by Riverview Bank that are secured by real estate.

A significant portion of the bank’s loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in Berks, Blair, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional, or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in the bank’s market area, the value of the real estate collateral securing the bank’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material negative impact on our financial performance.

Interest rate movements may impact our earnings.

Through the operations of our banking subsidiary, Riverview Bank, Riverview is exposed to interest rate risk since substantially all of its assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and value of financial instruments. Riverview Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We cannot predict or control changes in interest rates. We are affected by fiscal and monetary policies of the federal government, including those of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which regulates the national money supply and engages in other lending and investment activities in order to manage recessionary and inflationary pressures, many of which affect interest rates charged on loans and paid on deposits.

In recent years, as the general level of short-term interest rates has increased, our net interest margin, or the difference between interest earned on loans and investments and interest paid on deposits and borrowings, has increased, contributing to growth in our net interest income. During this period of rising interest rates, increased competition for deposits has caused the interest rates paid on interest-bearing deposits to increase by a larger amount than the recent past, for any given increase in market interest rates, causing growth in our net interest margin to moderate. The March 2019 statement issued by the Federal Open Market Committee (the “FOMC”) of the Federal Reserve Board indicated that the FOMC will be “patient” as it determines future adjustments to the target range for the federal funds rate, which has caused some research analysts and economists to expect that, after increasing the target range for the federal funds rate seven times in the past two years, the FOMC may slow or defer further increases in the federal funds rate. The federal funds rate significantly influences the general level of short-term interest rates and currently, the intent of the FOMC with respect to future changes on the federal funds rate is uncertain. Our ability to continue to expand our net interest margin may be challenged if long-term interest rates impacting our loan and investment yields do not move in the same direction, by the same magnitude or in the same relative timeframe as additional increases in short-term interest rates influencing our cost of interest-bearing deposits.

In the event that the general level of interest rates declines, our net interest margin may come under pressure as interest-earnings assets, such as loans and investments, are originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate we pay on interest-bearing liabilities, such as deposits and borrowings, may also decline, the decline may not occur at the same pace as the decline in the average rate we earn on interest earning assets, resulting in a narrowing of the net interest margin.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. Changes in the expected cash flows of these securities and/or prolonged price declines have resulted and may result in our concluding in future periods that there is additional impairment of these securities that is other than temporary, which would require a charge to earnings to write down these securities to their fair value.

A downturn in the economic conditions in our market areas may adversely affect our business.

Unlike large, national institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies and geographic locations. If the communities in which we operate do not grow, or if prevailing economic conditions locally or nationally are unfavorable, our business could be adversely affected. In addition, increased market competition in a lower demand environment could adversely affect our business prospects and profit potential. Currently, our lending and deposit-gathering activities are concentrated primarily in the Central Pennsylvania markets of Berks, Blair, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Therefore, our success depends in large part on general economic conditions in this region. Adverse changes in the local economy could reduce our growth rate, impair our ability to collect loans, and generally adversely affect our financial condition and results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We operate in an extremely competitive banking environment. In Pennsylvania, larger banks dominate the commercial banking industry. In addition, future competitors, including new commercial banks, may enter our market area. In recent years, there has been a trend toward fewer banks controlling a greater market share. Many of our competitors offer services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.

In addition, larger competitors may be able to price loans and deposits more aggressively than we can. We compete with other financial institutions, including savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies, financial technology (“FinTech”) companies, and others in obtaining lendable funds, making loans and collecting deposits. The non-bank financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on banks. As a result, these non-bank competitors may have an advantage over us in providing certain services.

Our ability to compete effectively depends, in part, on our ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate our products or provide cost efficiencies, while avoiding increased related expenses. An example of a competitive challenge is the current FinTech environment, where financial institutions are investing significantly in evaluating new technologies, such as “Blockchain” and other distributed ledger technology, and developing potentially industry-changing new products, services and industry standards. The introduction of new products and services can entail significant time and resources, including the requirement to obtain any necessary regulatory approvals. Substantial risks and uncertainties are associated with the introduction of new products and services, including technical and control requirements that may need to be developed and implemented, rapid technological change in the industry, our ability to access technical and other information from our clients, the significant and ongoing investments required to bring new products and services to market in a timely manner and at competitive prices and the preparation of marketing, sales and other materials that fully and accurately describe the product or service and its underlying risks. Our failure to manage these risks and uncertainties would also expose us to enhanced risk of operational lapses, which may result in our being required to recognize financial statement liabilities. Regulatory and internal control requirements, capital requirements, competitive alternatives, vendor relationships and shifting market preferences may also determine if such initiatives can be brought to market in a manner that is timely and attractive to our clients. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and reputation, as well as on our consolidated results of operations and financial condition.

Our strategy is to attract customers by providing personalized services while remaining local and independent. There can be no assurance that this strategy will lead to success. In addition, there are a number of smaller community-based banks in our market area pursuing similar strategies.

Failure to keep up with technological advancements in deployment of services and efficiency of operations may make us more vulnerable to competition.

The financial services industry is continually undergoing rapid technological change, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Riverview’s future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of Riverview’s financial institution competitors have substantially greater resources to invest in technological improvements, and new payment services developed and offered by non-financial institution competitors pose an increasing threat to the traditional payment services offered by financial institutions, like Riverview Bank. Riverview may not be able to effectively implement new technology-driven products and services, be successful in marketing these products and services to its customers, or effectively deploy new technologies to improve the efficiency of our operations. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, financial condition and results of operations. Further, the costs of new technology, including the potential need to hire additional personnel to implement and maintain such technology, can be high in both absolute and relative terms. There can be no assurance, given the fast pace of change and innovation, that our technology, either purchased or developed internally, will meet or continue to meet the needs of both Riverview and our customers.

Future governmental regulation and legislation, including Basel III, could limit our future growth.

Riverview and its subsidiary, Riverview Bank, are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund, not shareholders. Any changes to these laws may negatively affect our ability to expand our services and to increase the value of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. Further, if we are not in compliance with such requirements, we could be subject to fines or other regulatory action that could restrict our ability to operate or otherwise have a material adverse effect on our business and financial condition. In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal or state regulation of financial institutions may change in the future and impact our operations. Changes in laws, rules and regulations applicable to us, however, could affect the services and products we offer, require us to make changes to our business and operations, increase our operating expenses, and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. In addition, the burden imposed by federal and state regulations may place banks in general, and Riverview Bank specifically, at a competitive disadvantage compared to less regulated competitors.

We are exposed to many types of operational and other risks and our framework for managing such risks may not be effective in mitigating risk.

We are exposed to many types of operational risk, including the risk of human error or fraud by employees and other third parties, intentional and inadvertent misrepresentation by loan applicants or borrowers, unsatisfactory performance by employees and vendors, clerical and record-keeping errors, computer and telecommunications systems malfunctions or failures and reliance on data that may be faulty or incomplete. In an environment characterized by continual, rapid technological change, as discussed above, when we introduce new products and services, or make changes to our information technology systems and processes, these operational risks increase. Any of these operational risks could result in our diminished ability to operate our business, financial loss, potential liability to customers, inability to secure insurance, reputational damage and regulatory intervention, any or all of which could materially adversely affect our business, prospects, operations, financial condition, and results of operations.

Our risk management framework is subject to inherent limitations, and risks may exist, or develop in the future, that we have not anticipated or identified. If our risk management framework proves to be ineffective, we could suffer unexpected losses and could be materially adversely affected.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

Our computer systems, software and networks are subject to ongoing threats, which include attempts to gain unauthorized access, mishandling or misuse of information, loss or destruction of data (including confidential non-public customer information), account takeovers, temporary lack of service, computer viruses or other malicious code, cyberattacks designed to obtain confidential non-public information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, denial of service attacks and other events. Cyber threats may arise from human error, fraud or malice on the part of employees or third parties, including third party vendors, or may result from accidental technological failure.

Cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties) and the disruption of business operations. The potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness and results of operations. Although we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, such insurance coverage may be inapplicable or otherwise insufficient to cover any or all losses. Further, a successful cybersecurity attack that results in a significant loss of customer data or compromises our ability to function would have a material adverse effect on our business, reputation, financial condition and results of operation.

We may be affected by the practices of other financial institutions.

Financial institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. These transactions may expose us to credit risk in the event of a default by a counterparty or client. This credit risk could be exacerbated if the collateral held by us cannot be realized upon or is liquidated at prices insufficient to recover the full amount of our credit exposure. Such losses could have a material adverse effect on our financial condition and results of operations.

We face a variety of risks in connection with completed and potential acquisitions.

We have historically supplemented our organic growth through acquisitions of financial institutions and other businesses, and we may seek to supplement organic growth through such acquisitions in the future. Acquiring other banks, branches, financial businesses or assets involves a variety of risks commonly associated with acquisitions, including, among other things:

•	The possible loss of key employees and customers of the acquired business;

•	Potential disruption of the acquired business and our business;

•	Potential changes in banking or tax laws or regulations that may affect the acquired business including, without limitation, liabilities for regulatory and compliance issues;

•	Exposure to potential asset quality issues of the acquired business;

•	Potential exposure to unknown or contingent liabilities of the acquired business; and

•	Potential difficulties in integrating the acquired business, resulting in the diversion of resources from the operation of our existing businesses.

Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our business, financial condition and results of operations. In addition, we face significant competition from other financial services institutions, some of which may have greater financial resources than we do, when considering acquisition opportunities. Accordingly, attractive opportunities may not be available and there can be no assurance that we will be successful in identifying, completing or integrating future acquisitions.

If the goodwill that we have recorded or record in the future in connection with our acquisitions becomes impaired, it could have a negative impact on our results of operations.

As noted above, we have in the past supplemented, and may in the future seek to supplement, our organic growth through acquisitions. If the purchase price of an acquired company exceeds the fair value of its net assets, the excess must be carried on our balance sheet as goodwill. As of December 31, 2018, we had $24.8 million of goodwill recorded on our balance sheet. We are required to evaluate goodwill for impairment at least annually. Write-downs of the amount of any impairment, if necessary, would be charged to earnings in the period in which the impairment occurs. There can be no assurance that future evaluations of goodwill will not result in impairment charges.

We may be unable to retain or replace members of senior management, or of the board of directors, or to hire and retain other skilled personnel.

Our business success depends to a great extent upon the services of our officers and directors. The loss of key personnel would have a material adverse effect upon our future prospects. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that we will continue to be successful in attracting, recruiting, and retaining the skilled managerial, marketing, and technical personnel necessary for the successful operation of existing lending, operations, accounting, and administrative functions or to support the expansion of the functions necessary for our future growth. Our inability to hire or retain key personnel could have a material adverse effect on our results of operations.

Negative publicity could damage our reputation and business.

Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could result from our actual, alleged or perceived conduct in any number of activities, including lending practices, litigation, corporate governance, regulatory, compliance, mergers and acquisitions, disclosure, sharing or inadequate protection of customer information, and actions taken by government agencies and community organizations in response to such conduct. In addition, unfavorable public opinion regarding the broader financial services industry, or arising from the actions of individual financial institutions, can have an adverse effect on our reputation. Any of these or other events that impair our reputation can affect our ability to attract and retain customers and employees and access sources of funding and capital, any of which could have materially adverse effect on our results of operations and financial condition.

From time to time we may be the subject of litigation and governmental or administrative proceedings. Adverse outcomes of any such litigation or proceedings may have a material adverse impact on our business and results of operations as well as our reputation.

Many aspects of our business involve substantial risk of legal liability. From time to time, we have been named or threatened to be named as a defendant in various lawsuits arising from its business activities (and in some cases from the activities of companies that were acquired). In addition, we may also be the subject of governmental investigations and other forms of regulatory or governmental inquiry. Like other financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. These lawsuits, investigations, inquiries and other matters could lead to administrative, civil or criminal proceedings, or result in adverse judgments, settlements, fines, penalties, restitution, injunctions or other types of sanctions, or the need for us to undertake remedial actions, or to alter our business, financial or accounting practices. Substantial legal liability or significant regulatory actions against us could materially adversely affect our business, financial condition or results of operations and/or cause significant reputational harm. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. For matters where a loss is not probable, or we cannot reasonably estimate the amount of the loss, no loss reserve is established. However, we may still incur legal costs for a matter even if a reserve has not been established.

Risks Related to our Securities

Our securities lack a significant trading market.

While our common stock is listed on Nasdaq, the volume of trades in our common stock is relatively low; there is no assurance that an active trading market in our common stock will develop or, if such a market develops, that it will be sustained. There is no current trading market for any of our other securities and we do not anticipate that such securities will be quoted or listed by any quotation service or on any exchange. Thus, we do not anticipate that an active trading market will develop for trading of our other securities. As a result, an investor in our securities may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the securities, or to obtain coverage for significant news events concerning us, and the securities may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or for other purposes.

There is no assurance that we will continue to pay cash dividends.

Historically, we have paid quarterly cash dividends on our common stock. However, our future dividend policy will depend on a number of factors including, among other things, statutory and regulatory restrictions, business conditions, earnings, financial condition, regulatory requirements, and the discretion of our board of directors. Our ability to pay cash dividends is dependent upon the ability of Riverview Bank to pay dividends to Riverview. Therefore, there is no assurance whether, or at what rate, we will continue to pay cash dividends.

Riverview is a holding company and relies on dividends and other payments from Riverview Bank for substantially all of its revenue and its ability to make dividend payments, distributions and other payments.

Riverview is a separate and distinct legal entity from Riverview Bank and its nonbank subsidiaries, and depends on the payment of dividends and other payments and distributions from Riverview Bank for substantially all of its revenues. As a result, Riverview’s ability to make dividend payments on its common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from Riverview Bank. There are various regulatory and prudential supervisory restrictions, which may change from time to time, that impact the ability of Riverview Bank to pay dividends or make other payments to Riverview. There can be no assurance that Riverview Bank will be able to pay dividends at past levels, or at all, in the future. If Riverview does not receive sufficient cash dividends or is unable to borrow from Riverview Bank, then it may not have sufficient funds to pay dividends to its shareholders, repurchase its common stock or service its debt obligations.

Our future growth may require us to raise additional capital in the future, but that capital may not be available when it is needed or may be available only at a significant cost.

We are required by regulatory agencies to maintain adequate levels of capital to support our operations. While we anticipate that current capital levels will satisfy regulatory requirement for the foreseeable future, we may at some point choose to raise additional capital to support future growth. Our ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside of our control. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable us or at all. If we cannot raise additional capital when needed, our ability to expand operations through internal growth and acquisitions could be materially impacted. In the event of a material decrease in our stock price, future issuances of equity securities could result in dilution of existing shareholders’ interests.

We will not receive proceeds from the sale of shares by selling shareholders and, in fact, sales of such shares or future issuances of our equity securities may negatively impact the price of our common stock when and if they are sold. Future issuances of our equity securities could dilute shareholder ownership and voting interest.

A portion of the securities covered by this prospectus are being registered on behalf of certain shareholders. Proceeds from the sales of our securities held by such shareholders will not benefit us and such sales may have a negative impact on the market price of our common stock or other securities. Riverview’s articles of incorporation authorize the issuance of up to 20 million shares of voting common stock, 1,348,809 shares of non-voting common stock, and three million shares of preferred stock. Any future issuance of equity securities by us may result in dilution in the percentage ownership and voting interest of our shareholders. Also, any securities we sell in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our shareholders. Our shareholders do not have any preemptive rights to acquire additional shares in the event we issue additional shares in the future.

Our bylaws provide for the indemnification of directors, officers, and employees and limit the liability of directors.

Our bylaws contain provisions limiting the liability of our directors in connection with any actions they take as directors. Such provisions can have, as one significant effect, the loss to Riverview and its shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, generally are unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce our recovery of monetary damages. One of the significant effects of the indemnification provisions in the bylaws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed against a director that would be paid to us would be at least reduced by the indemnification amounts we owed to such person. Accordingly, we will not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made.

Our articles of incorporation and bylaws contain anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of the common stock.

Provisions of Pennsylvania law and of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Our articles of incorporation and bylaws include certain provisions that may be considered to be “anti-takeover” in nature, such as the absence of cumulative voting, a classified board of directors, the inability of shareholders to call a special meeting of shareholders and the ability to authorize and issue preferred stock, among other things, because they may have the effect of discouraging or making more difficult the acquisition of control over Riverview by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect our shareholders by providing a measure of assurance that the shareholders will be treated fairly in the event of an unsolicited takeover bid. However, such anti-takeover provisions, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to our equity securities, which, in turn, could adversely affect the market price of our securities. To the extent that these provisions actually discourage such a transaction, holders of our equity securities may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, some of these provisions could also discourage proxy contests and make it more difficult and expensive to remove, and thereby may serve to entrench, our incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

Our securities are not insured, and you could lose the value of your entire investment.

An investment in our securities is not a savings account, deposit or other obligation of a bank or depository institution and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of the entire investment.

DESCRIPTION OF RIVERVIEW

Riverview was formed on November 1, 2013 as a result of the consolidation of a prior entity, known as “Riverview Financial Corporation,” and Union Bancorp, Inc. to form a new corporation also named Riverview Financial Corporation. Riverview is a registered bank holding company and its sole business is to act as a holding company for Riverview Bank, a Pennsylvania financial institution. Our principal executive offices are located at 3901 North Front Street, Harrisburg, Pennsylvania 17110, and our main telephone number is (717) 957-2196.

Riverview National Bank was formed upon the consolidation of the charters of The First National Bank of Marysville and Halifax National Bank on December 31, 2008. Effective November 19, 2011, the bank converted its charter from a national banking association to a Pennsylvania state-chartered bank and changed its name to Riverview Bank. On November 1, 2013, Union Bank was merged into Riverview Bank as part of the consolidation of Riverview and Union Bancorp, Inc. On December 31, 2015, Citizens National Bank of Meyersville was merged into Riverview Bank. On October 1, 2017, CBT Bank was merged into Riverview Bank as part of our acquisition of CBT Financial Corp.

Riverview Bank is headquartered in Marysville, Pennsylvania. Presently, Riverview Bank has a Citizens Neighborhood Bank division, a CBT division and a wealth management division.

Riverview Bank is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Central Pennsylvania market area of Berks, Blair, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Riverview Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, funding employee obligations, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

We will not receive any of the proceeds from the sales of common stock being offered by the selling shareholders.

SELLING SHAREHOLDERS

Pursuant to a Stock Purchase Agreement (“Purchase Agreement”) between Riverview and certain accredited investors dated as of January 17, 2017, we sold, in a private placement, 269,885 shares of our common stock and 1,348,809 shares of our convertible perpetual non-voting preferred stock, Series A, which has since, pursuant to its terms, converted into non-voting common stock. The table below sets forth, to our knowledge, information about the selling shareholders as of the latest practicable date prior to the date of this document. Pursuant to the Purchase Agreement we agreed that, if we were to undertake a primary offering of our securities, we would register the shares acquired pursuant to the Purchase Agreement with the SEC as part of such primary offering, with limited exceptions. We are voluntarily registering the shares to be sold by some of the selling shareholders, and registering shares pursuant to the exercise of registration rights by other selling shareholders, under the registration statement of which this prospectus is a part.

We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders might not sell any of the shares registered pursuant to the registration statement of which this prospectus forms a part. Because the selling shareholders may offer all or some of the shares pursuant to the registration statement of which this prospectus forms a part and because there are currently no agreements or understandings with respect to the sale of any shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Beneficial ownership as reflected in the table below is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated below, to our knowledge, the selling shareholders named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The number of shares of common stock beneficially owned prior to the offering for each selling shareholder includes (i) all shares of our common stock held by such selling shareholder prior to the private placement plus (ii) all shares of our common stock purchased by such selling shareholder pursuant to the private placement and being offered pursuant to the prospectus, as well as (iii) all options or other derivative securities held by such selling shareholder that are exercisable within 60 days of March 14, 2019. The percentages of shares owned after the offering are based on 9,149,819 shares of our common stock, both voting and non-voting outstanding as of March 14, 2019, which includes the outstanding shares of common stock offered by this prospectus. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

Throughout this prospectus, when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling shareholders, we are referring to the shares of our common stock sold in the private placement described above, unless otherwise indicated.

The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling shareholders may change over time and will be updated in supplements to this prospectus if and when necessary.

	Prior to Offering		After Offering
Name and Address	Number of Shares Beneficially Owned as of March 14, 2019	Number of Shares Offered	Number of Shares Beneficially Owned (1)	Percent of Shares beneficially Owned (2)
Castle Creek Capital Partners VI, LP	1,651,465	1,523,809	127,656	1.40%
Albert J. Evans	35,270	9,600	25,670	0.28%
Howard R. Greenawalt	19,249	10,000	9,249	0.10%
Joseph D. Kerwin	34,418	2,000	32,418	0.35%
Carl Metzgar	2,380	2,380	0	0.00%
Scott A. Seasock	4,000	4,000	0	0.00%

(1)	Assumes that all shares offered by the selling shareholders are sold.
(2)	Assumes that all shares offered by the selling shareholders are sold and no shares are sold by Riverview.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Under our articles of incorporation, we are authorized to issue up to 20,000,000 shares of common stock, no par value per share (“Voting Common Stock”), 3,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), and 1,348,809 shares of non-voting common stock, no par value per share (“Non-Voting Common Stock”). As of March 14, 2019, there were 7,801,010 shares of Voting Common Stock outstanding, no shares of Preferred Stock outstanding, and 1,348,809 shares of Non-Voting Common Stock outstanding.

Common Stock

The holders of both Voting Common Stock and Non-Voting Common Stock are entitled to receive dividends when, as and if declared by Riverview’s board of directors out of funds legally available therefor, subject to the rights of any shares of Preferred Stock at the time outstanding. In the event of dissolution, liquidation or winding up of Riverview, holders of the Voting Common Stock and Non-Voting Common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any Preferred Stock then outstanding. The shares of Voting Common Stock and Non-Voting Common stock currently outstanding are fully paid and non-assessable.

The prospectus supplement relating to any common stock being offered will include specific terms relating to such offering.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Dividends

Our dividend policy is to consider the payment of dividends on a quarterly basis. In fiscal 2018, we declared aggregate dividends of $2.7 million. Both federal and state laws impose restrictions on the ability of both Riverview and its subsidiary, Riverview Bank, to pay dividends.

Registration Rights

In connection with the Purchase Agreement, we and the other parties to the Purchase Agreement entered into a registration rights agreement pursuant to which we agreed that, if we were to undertake a primary offering of securities, we would register the shares sold pursuant to the Purchase Agreement with the SEC as part of such primary offering, with limited exceptions.

Preferred Stock

We may issuer shares of Preferred Stock without the approval of the holders of our common stock in one or more series, from time to time. Our board of directors is expressly authorized (i) to fix the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, or other special or relative rights with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

Holders of Preferred Stock may be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock. Any future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Riverview.

The prospectus supplement relating to any Preferred Stock being offered will include specific terms relating to the offering.

Warrants

We may issue warrants for the purchase of common stock, preferred stock in one or more series and/or debt securities from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities; and the warrants may be attached to or separate from those securities. If we offer warrants, we will describe the terms of such warrants and the offering thereof in a prospectus supplement (and any free writing prospectus), including the aggregate number of warrants to be offered and the price or prices at which the warrants will be sold, the period during which the warrants may be exercised, the specific security into which such warrants are convertible upon exercise, and the purchase price for each security purchasable upon exercise of the warrants.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and/or debt securities will be incorporated by reference into the registration statement, of which this prospectus is a part, from reports we would subsequently file with the SEC.

Debt Securities

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us and qualified to act as such under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and appointed under such indenture. Any such indenture, which may be supplemented from time to time, will be governed by the Trust Indenture Act.

The following is a summary of the expected terms of the indenture. We will file any indenture we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. We urge you to read the applicable indenture and supplemental indenture or authorizing resolutions prior to investing in any of our debt securities. See “Where You Can Find More Information; Incorporation by Reference” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the indenture and other documents for the particular series of debt securities at the office of the trustee appointed for any such debt securities we may offer. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be general obligations of Riverview. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•

the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	any collateral securing the performance of our obligations under the debt securities;

•

the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•

the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•

any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•

whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to Riverview Bank or any other subsidiaries we may have at the time of issuance or thereafter, to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•

our failure or the failure of any restricted subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time);

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness (other than non-recourse indebtedness, as defined in the indenture) for money borrowed by us or any of our restricted subsidiaries (or the payment of which is guaranteed by us or any of our restricted subsidiaries), whether such indebtedness or guarantee now exists or is created after the date we issue debt securities, if that default:

•

is caused by a failure to pay at final stated maturity the principal amount of such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

•

results in the acceleration of such indebtedness prior to its express maturity without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for the period and after the notice had been provided, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any restricted subsidiary that is a significant subsidiary (as defined in the indenture).

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor subsidiary in respect of any series of debt securities;

•	secure any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that does not adversely affect the rights of any holder; or

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•

make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture will provide that a director, officer, employee or shareholder, as such, of Riverview shall not have any liability for any obligations of Riverview under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

Anti-Takeover Provisions

Provisions of Pennsylvania law and of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging or making more difficult the acquisition of control over us by means of a hostile tender offer, exchange offer, proxy contest or similar transaction, including the following: (i) shareholders may not exercise cumulative voting rights in the election of directors; (ii) the board of directors is classified into three classes, and the terms of directors of each class are staggered; (iii) shareholders may not call a special meeting; (iv) the vote required for certain business combinations is greater than a majority vote; and (v) amendment of many of the foregoing provisions also requires a greater than majority vote of shareholders. In addition, our board of directors could issue shares of our Preferred Stock having voting rights that adversely affect the voting power of holders of our common stock, which could have the effect of delaying, deferring or impeding a change in control of Riverview.

In addition, Riverview is a “registered corporation” under Pennsylvania law, subjecting it to several statutory provisions that are anti-takeover in nature unless we amend our articles of incorporation and bylaws to opt out of these provisions. Specifically, shareholders who own 20% or more of the outstanding shares of Voting Common Stock (“Controlling Shares”) (i) may be required to pay all shareholders the “fair value” of their shares, determined by reference to the highest price paid for the Controlling Shares, (ii) may not engage in a business combination with Riverview except with required board and shareholder approval and provided that the transaction meets required minimum amount and type of consideration requirements, (iii) may require shareholder approval to vote acquired shares above each of the 20%, 33 1/3% and 50% levels of ownership of Voting Common Stock, and (iv) may be required to disgorge profit realized from the disposition of any of our securities within 18 months after obtaining status of having Controlling Shares if the security was acquired within 24 months before, or 18 months after, obtaining that status.

Other provisions of Pennsylvania law that apply to Riverview due to its status as registered corporation include provisions that allow us to restrict the calling of special meetings by shareholders, amend bylaws without shareholder action, permit shareholders to act by less than unanimous consent, vary the number of votes of directors, and not produce a shareholders list at our shareholder meetings.

Amendment of Articles of Incorporation.

Under the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), an amendment to a company’s articles of incorporation requires the approval of its board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Article 8 (composition of board of directors), Article 9 (no cumulative voting rights for the election of directors or otherwise), Article 10 (no preemptive rights), Article 11 (factors of consideration for best interest determination), Article 12 (approval of a merger, merger, share exchange or transfer of assets), Article 13 (exemption from monetary damages for directors in certain cases), Article 14 (action and meeting of shareholders), and Article 15 (amendment to the articles of incorporation) of our articles of incorporation may not be amended except upon the approval of the affirmative vote of the holders of at least 70% of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as required by law. Notwithstanding the foregoing, if at least 70% of the members of our board of directors who have been in office for at least one year at the time of proposal of the amendment approve the amendment at a duly called and held meeting of the board of directors, the amendment will only require such shareholder approval as is specified by the applicable provisions of the PBCL (i.e., a majority of the votes cast by shareholders). Any amendment to our articles of incorporation, other than an amendment to the specific articles noted above, may be approved pursuant to the applicable provisions of the PBCL.

Amendment of Bylaws.

Our bylaws may be altered, amended or repealed by the affirmative vote of at least 60% of the whole number of our directors, subject, however, to the power of the shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of not less than 70% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors.

Required Vote for Certain Business Combinations.

Under our articles of incorporation, the affirmative vote of at least 70% of our outstanding shares (or such greater vote as required by law) is required to approve any: (a) merger or consolidation of Riverview with or into any other corporation, person or entity (collectively, a “Person”) pursuant to which the approval of our shareholders would be required under the PBCL; (b) share exchange in which a Person acquires the issued and outstanding shares of our capital stock of pursuant to a vote of shareholders; (c) sale, lease, exchange or other transfer of all, or substantially all, of the assets of Riverview to any other Person; or (d) transaction similar to, or having a similar effect as, any of the foregoing transactions. Such shareholder approval, however, is not required for any transaction that is approved in advance by 70% of the members of our board of directors who have been in office for at least one year at a meeting duly called and held, in which case shareholder approval of any such transaction is required to be obtained in accordance with the applicable provisions of the PBCL (i.e., a majority of the votes cast).

Availability of Authorized but Unissued Shares.

All of our Preferred Stock and a substantial amount of our common stock are authorized but unissued and not reserved for any particular purpose. The board of directors may issue shares of authorized common or preferred stock without shareholder approval except as required by Nasdaq rules with respect to the issuance of shares in a number that is greater than 20% of the current outstanding shares. If our board of directors decides to issue shares to persons friendly to current management, this could render more difficult or discourage an attempt to obtain control of Riverview by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Riverview, including dilution through a shareholder rights plan of the type commonly known as a “poison pill,” which the board of directors could adopt without a shareholder vote.

PLAN OF DISTRIBUTION

We may sell the securities offered hereby from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we use an underwriter in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions they receive and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Our voting common stock is listed on Nasdaq, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

EXPERTS

The consolidated financial statements of Riverview as of and for the years ended December 31, 2018 and 2017, and the effectiveness of Riverview’s internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, independent registered public accounting firm, appearing in Riverview’s annual report on Form 10-K as of December 31, 2018 incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing

LEGAL MATTERS

Barley Snyder LLP, Lancaster, Pennsylvania, legal counsel to Riverview, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Riverview. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Riverview, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred by Riverview Financial Corporation in connection with the issuance and distribution of the shares being registered:

SEC registration fee	$7,895.85
FINRA filing fee		$(1)
Printing expenses		$(1)
Legal fees and expenses		$(1)
Accounting fees and expenses		$(1)
Blue Sky, qualification fees and expenses		$(1)
Transfer agent fees and expenses		$(1)
Trustee fees and expenses		$(1)
Depositary fees and expenses		$(1)
Warrant agent fees and expenses		$(1)
Miscellaneous		$(1)

Total		$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the Registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Item 16. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

3.1	Articles of Incorporation of Riverview Financial Corporation (incorporated by reference to Exhibit 3.1 of Registration Statement No. 333-201017, filed on March 23, 2018).

3.2	Bylaws of Riverview Financial Corporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 30, 2018)

4.1	Specimen Certificate for voting common stock (incorporated by reference to Exhibit 4.1 to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on January 20, 2015)

4.2*	Specimen certificate for preferred stock

4.3*	Form of any Certificate of Designation setting forth the preferences and rights of preferred stock

4.4*	Form of Indenture

4.5*	Form of Debt Securities

4.6*	Form of Warrant

5.1	Opinion of Barley Snyder, LLP re: legality

23.1	Consent of Independent Registered Public Accounting Firm (previously filed)

23.2	Consent of Barley Snyder, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (previously filed)

25.1*	Statement of Eligibility of Form T-1 under the Trust Indenture Act of 1939, as amended, of trustee under the indenture filed as Exhibit 4.4.

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on April 23, 2019.

RIVERVIEW FINANCIAL CORPORATION

/s/ Brett D. Fulk
By: Brett D. Fulk Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John G. Soult, Jr.* John G. Soult, Jr.	Director and Chairman of the Board	April 23, 2019

/s/ David W. Hoover* David W. Hoover	Director and Vice-Chairman of the Board	April 23, 2019

/s/ Brett D. Fulk Brett D. Fulk	Director, Chief Executive Officer and President (Principal Executive Officer)	April 23, 2019

/s/ Scott A. Seasock Scott A. Seasock	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 23, 2019

/s/ Paula M. Cherry* Paula M. Cherry	Director	April 23, 2019

/s/ Albert J. Evans* Albert J. Evans	Director	April 23, 2019

/s/ Maureen M. Gathagan* Maureen M. Gathagan	Director	April 23, 2019

/s/ Howard R. Greenawalt* Howard R. Greenawalt	Director	April 23, 2019

/s/ Charles R. Johnston* Charles R. Johnston	Director	April 23, 2019

/s/ Joseph D. Kerwin* Joseph D. Kerwin	Director	April 23, 2019

/s/ Andrew J. Kohlhepp* Andrew J. Kohlhepp	Director	April 23, 2019

/s/ Kevin D. McMillen* Kevin D. McMillen	Director	April 23, 2019

/s/ Carl W. Metzgar* Carl W. Metzgar	Director	April 23, 2019

/s/ Timothy E. Resh* Timothy E. Resh	Director	April 23, 2019

/s/ Marlene K. Sample* Marlene K. Sample	Director	April 23, 2019

/s/ William E. Wood* William E. Wood	Director	April 23, 2019

*By	/s/ Brett D. Fulk Brett D. Fulk, attorney-in-fact